Exhibit 12.1

June 28, 2024

Auor Capital Fund V LLC

7900 International Drive, Suite 910

Bloomington, MN 55425

Re:	Regulation A Tier I Offering Circular on Form 1-A

Auor Capital Fund V LLC

As legal counsel to Auor Capital Fund V LLC, a Minnesota limited liability company (the “Company”), you have requested that I furnish my opinion as to the legality of the Non-Voting Class B Units being offered pursuant to a Regulation A Tier I Offering, pursuant to the Form 1-A (“Offering Circular”) filed with the Securities and Exchange Commission.

I have examined the Company’s Articles of Organization, Amended and Restated Operation Agreement, and the resolutions of the Company’s Member and Manager, with respect to the matters relating to the Offering Statement. I have also examined such other corporate records of the Company, as I have deemed relevant and necessary, and have also considered such questions of law, as I have deemed relevant and necessary as a basis for the opinion expressed herein. I have, for the purposes of this opinion, assumed the genuineness and authenticity of all signatures on documents provided to me by the Company, and the authenticity of all documents and records submitted to me by the Company, including any copies thereof as being conforming to the originals thereof.

Based upon and subject to the foregoing qualifications expressed herein, I am of the opinion that under the laws of the state of Minnesota, the Class B Units offered and sold pursuant to the Offering Circular will be, when sold, be legally issued, fully paid, and non-assessable.

This opinion is being furnished to the Company solely in connection with the Company’s filing of the Offering Circular with the Securities and Exchange Commission, and I hereby consent to the use of this opinion as an exhibit thereto. I also hereby consent to the use of my name under the heading “Interests of Named Counsel” in the prospectus which forms a part of the Offering Circular. This opinion may not be relied upon, used by, or distributed to any person or entity for any purpose other than that expressly set forth herein without our prior express written consent.

Sincerely yours,

/s/ Jeremy E. Warring

Attorney at Law

direct: 612.672.3657	email: jwarring@messerlikramer.com	fax: 612.672.3777

1400 Fifth Street Towers 100 South Fifth Street Minneapolis, MN 55402		messerlkramer.com